Prospectus

DEERFIELD RESOURCES, LTD.

Shares of Common Stock

1,250,000 Minimum - 2,000,000 Maximum

Before this offering, there has been no public market for the common stock. Assuming we raise the minimum amount in this offering, we will attempt to have the shares quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. There is no assurance that the shares will ever be quoted on the OTC Bulletin Board. To be quoted on the OTC Bulletin Board, a market maker must apply to make a market in our common stock. As of the date of this prospectus we have not made any arrangement with any market makers to quote our shares.

We are offering up to a total of 2,000,000 shares of common stock on a self-underwritten basis, 1,250,000 shares minimum, 2,000,000 shares maximum. The offering price is $0.04 per share. In the event that 1,250,000 shares are not sold within 180 days, at our sole discretion, we may extend the offering for an additional 90 days. In the event that 1,250,000 shares are not sold within the 180 days, or within the additional 90 days if extended, all money received by us will be promptly returned to each subscriber without interest or deduction of any kind. If at least 1,250,000 shares are sold within 180 days, or within the additional 90 days, if extended, all money received by us will be retained by us and there will be no refund.

There are no minimum purchase requirements, and there are no arrangements to place the funds in an escrow, trust, or similar account.

Our common stock will be sold on our behalf by our officers and directors. Our officers and directors will not receive any commissions or proceeds from the offering for selling the shares on our behalf.

Investing in our common stock involves risks. See "Risk Factors" starting at page 7.

	Gross Proceeds	Expenses of the Offering **	Proceeds to Us

Per Share - Minimum	$0.04	$-	$0.04
Per Share - Maximum	$0.04	$-	$0.04
Total Minimum	$50,000	$-	$50,000
Total Maximum	$80,000	$-	$80,000

** We estimate our offering expenses to be approximately $15,000 (see Item 25). No offering expenses are going to be paid from the proceeds of this offering and instead will be paid from cash on hand.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is January 12, 2007.

SUMMARY OF OUR OFFERING

Prospectus Summary. The following summary is only a shortened version of the more detailed information, exhibits and financial statements appearing elsewhere in this prospectus. Prospective investors are urged to read this prospectus in its entirety.

Our Business

We were incorporated on June 21, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search for mineral deposits or reserves, which are not in either the development or production stage. We intend to conduct exploration activities on one property known as the O'Sullivan Property in White Bay, Newfoundland Canada. Record title to the property upon which we intend to conduct exploration activities is not held in our name. The property and the mining claims are owned by ASK Prospecting & Guiding Inc. of Gambo Newfoundland. Deerfield entered into a Mineral Claim Purchase Agreement to purchase the mineral claims through a five-year payment program totaling $40,000 USD and a five-year work program totaling $50,000 USD. We intend to conduct exploration activities on the O'Sullivan Property. The one property consists of six claims. We intend to explore for gold on the property.

There is substantial doubt that we can continue as an ongoing business for the next twelve months and we will have to suspend or cease operations within the next twelve months unless we raise at least the minimum amount in this offering.

We have no plans for revenue generation and we will not generate revenues as a result of this offering.

The property we intend to explore may not contain any mineral reserves and therefore, any investment in this offering may be lost.

At the present, we have no full-time employees. Paul McDonald, our officer and director, will devote up to 40% of his time, or 16 hours per week, and John Ryan, our other director, will devote up to 10% of his time, or 4 hours per week, to our operation.

There is currently no trading market for the shares being offered.

Our administrative office is located at 513 Mariners Way, Collingwood, Ontario, Canada L9Y 5C7. Our mailing address is located at 2637 East Atlantic Blvd., Suite 187, Pompano Beach, Florida 33062-4939. Our registered statutory office is located at 2248 Meridian Boulevard, Ste H, Minden, NV 89423. Our fiscal year end is September 30.

Management or affiliates thereof will not purchase shares in this offering in order to reach the minimum.

The Offering

Following is a brief summary of this offering:

Securities being offered	A minimum of 1,250,000 shares of common stock and a maximum of 2,000,000 shares of common stock, par value $0.001.
Offering price per share	$0.04

Offering period	The shares are being offered for a period not to exceed 180 days, unless extended by our board of directors for an additional 90 days.
Net proceeds to us	Approximately $50,000 assuming the minimum number of shares is sold. Approximately $80,000 assuming the maximum number of shares is sold.

Use of proceeds	We will use the proceeds to pay for professional fees, research and exploration. No proceeds from this offering will be used for offering expenses.
Number of shares outstanding before the offering	3,000,000
Number of shares outstanding after the offering if all of the shares are sold	5,000,000

Selected Financial Data

The following financial information summarizes the more complete historical financial information at the end of this prospectus.

As of September 30, 2006
(Audited)
Balance Sheet
Total Assets	$24,028
Total Liabilities	$-
Stockholders' Equity	$24,028
Period of June 21, 2006 (Inception) to
September 30, 2006
(Audited)
Income Statement
Revenue	$-
Total Expenses	$972
Net (Loss)	$(972)

RISK FACTORS

Please consider the following risk factors before deciding to invest in our common stock. We discuss all material risks in the risk factors.

Risks associated with DEERFIELD RESOURCES, LTD.

1. If we do not raise at least the minimum amount of this offering, we will have to suspend or cease operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an ongoing business for the next twelve months. If we do not raise at least the minimum amount from our offering, we will have to suspend or cease operations within twelve months.

2. Our plan of operation is limited to finding an ore body. As such we have no plans for revenue generation. Accordingly, you should not expect any revenues from operations.

The funds we hope to raise from this offering will be used to carry out our plan of operation, which is the exploration of the mineral property to determine if there is an ore body beneath the surface. Exploration does not contemplate removal of the ore. We have no plans or funds for ore removal. Accordingly, we will not generate any revenues as a result of your investment.

3. Because the probability of an individual prospect ever having reserves is extremely remote, any funds spent on exploration will probably be lost.

The probability of an individual prospect ever having reserves is extremely remote. In all probability the property does not contain any reserves. As such, any funds spent on exploration will probably be lost, which will result in a loss of your investment.

4. We lack an operating history and have losses, which we expect to continue into the future. As a result, we may have to suspend or cease operations.

We were incorporated on June 21, 2006 and we have not started our proposed business operations or realized any revenues. We have no operating history upon which an evaluation of our future success or failure can be made. Our net loss since inception is $972. To achieve and maintain profitability and positive cash flow we are dependent upon:

*	our ability to locate mineralized material
*	our ability to generate revenues
*	our ability to reduce exploration costs

Based upon current plans, we expect to incur operating losses in future periods. This will happen because there are expenses associated with the research and exploration of our mineral properties. As a result, we may not generate revenues in the future. Failure to generate revenues will cause us to suspend or cease operations.

5. Because our management does not have technical training in the mining field, we will have to hire qualified personnel. If we can't locate qualified personnel, we may have to suspend or cease operations which will result in the loss of your investment.

While one of our directors has experience serving as President, CEO, and Director of a resource company, our management has no technical training in the mining field. We will have to hire qualified persons to perform the surveying, exploration, and excavation of the property. Our management has no direct training in these areas and as a result may not be fully aware of many of the specific requirements related to working within the industry. Management's decisions and choices may not take into account standard engineering or managerial approaches mineral exploration companies commonly use. Consequently our operations, earnings and ultimate financial success could suffer irreparable harm due to management's lack of training in this industry. As a result we may have to suspend or cease operations, which will result in the loss of your investment.

6. Because we are small and do not have much capital, we may have to limit our exploration activity which may result in a loss of your investment.

Because we are small and do not have much capital, we must limit our exploration activity. As such we may not be able to complete an exploration program that is as thorough as we would like. In that event, an existing ore body may go undiscovered. Without an ore body, we cannot generate revenues and you will lose your investment.

7. Because Mr. McDonald and Mr. Ryan (our officers and directors) have other outside business activities and will only be devoting between 10-40% of their time, or 4-16 hours per week to our operations, our operations may be sporadic which may result in periodic interruptions or suspensions of exploration.

Because our officers and directors have other outside business activities and will only be devoting between 10-40% of their time, or 4-16 hours per week to our operations, our operations may be sporadic and occur at times which are convenient to Mr. McDonald and Mr. Ryan. Mr. McDonald will devote up to 40%, or 16 hours per week and Mr. Ryan will devote up to 10%, or 4 hours per week. As a result, exploration of the property may be periodically interrupted or suspended.

8. If access to our mineral claim is restricted by inclement weather, we may be delayed in our exploration and any future mining efforts.

It is possible that snow or rain could cause roads providing access to our claim to become impassable. If the roads are impassable we will be delayed in our exploration timetable.

Risks associated with this offering:

9. If our officers and directors resign or die without having found replacements our operations will be suspended or cease. If that should occur, you could lose your investment.

We have two officers and directors. We are entirely dependent upon them to conduct our operations. If they should resign or die there will be no one to operate the Company. Further, we do not have key man insurance. If we lose the services of our officers and directors, and until we find other persons to replace them, our operations will be suspended or cease entirely. In that event it is possible you could lose your entire investment.

10. Because there is no escrow, trust or similar account, your subscription could be seized by creditors. If that occurs you could lose your investment.

There is no escrow, trust or similar account in which your subscription will be deposited. It will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering.

11. Because there is no public trading market for our common stock, you may not be able to resell your stock and as a result, your investment is illiquid.

There is currently no public trading market for our common stock. Therefore there is no central place, such as a stock exchange or electronic trading system, to resell your shares. If you do want to resell your shares, you will have to locate a buyer and negotiate your own sale, of which there is no assurance. As a result, your investment is illiquid.

12. NASD sales practice requirements may limit a stockholder's ability to buy and sell our stock.

The NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer's financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may have the effect of reducing the level of trading activity and liquidity of our common stock. Further, many brokers charge higher fees for penny stock transactions. As a result, fewer broker-dealers may be willing to make a market in our common stock, reducing a stockholder's ability to resell shares of our common stock.

13. Our directors will continue to exercise significant control over our operations. As a minority shareholder, you would have no control over certain matters requiring stockholder approval that could affect your ability to resell any shares you purchase in this offering.

If the maximum offering is achieved, our executive officers and directors will own 60% of our common stock. Due to the controlling amount of their share ownership, they will have a significant influence in determining the outcome of all corporate transactions, including the election of directors, approval of significant corporate transactions, changes in control of the company or other matters that could affect your ability to ever resell your shares. Their interests may differ from the interests of the other stockholders and thus result in corporate decisions that are disadvantageous to other shareholders.

14. We will incur ongoing costs and expenses for SEC reporting and compliance, we may not be able to remain in compliance, making it difficult for investors to sell their shares, if at all.

Our business plan allows for the estimated $15,000 cost of this Registration Statement to be paid from existing cash on hand. We plan to contact a market maker immediately following the effectiveness of this Registration Statement and apply to have the shares quoted on the OTC Bulletin Board operated by the National Association of Securities Dealers, Inc. To be eligible for quotation on the OTC Bulletin Board, issuers must remain current in their filings with the SEC. Securities that become delinquent in their required filings are removed. In order for us to remain in compliance we will require funds to cover the cost of these filings, which could comprise a substantial portion of our available cash resources. If we are unable to remain in compliance, it may be difficult for you to resell any shares you may purchase, if at all.

USE OF PROCEEDS

Our offering is being made on a $50,000 minimum, $80,000 maximum self-underwritten basis. The registration costs will be paid from cash on hand and not from the proceeds of this offering. The table below sets forth the use of proceeds if $50,000, $65,000 and $80,000 of the offering is sold.

	Sale of		Sale of
	1,250,000	Sale of	2,000,000
	Shares	1,625,000	Shares
	Minimum	Shares	Maximum

Net proceeds	$50,000	$65,000	$80,000

The net proceeds will be used as follows:

Mob & Demob	$1,000	$1,000	$1,000
Trenching	4,760	4,760	4,760
Supervision	2,700	2,700	2,700
Meals & Accommodations	1,000	1,000	1,000
Vehicle	540	540	540
ATV	450	450	450
Rock Sample Assay	2,700	2,700	2,700
HST (Taxes)	1,850	1,850	1,850
Professional Fees	30,000	30,000	30,000
Office and Miscellaneous	5,000	5,000	5,000
Cash on Hand	-	15,000	30,000
Totals	$50,000	$65,000	$80,000

The cost of a qualified person to manage the program is included in the cost of the various programs. The prospector who is responsible for geological mapping will supervise and be part of the sampling and preliminary geophysical program. Sample analysis is the cost of the analysis of soil and rock samples to test for mineralization. We are not going to spend any sums of money or implement our exploration program until this offering is completed. We have not begun exploration. Per our Mineral Claim Purchase Agreement our exploration work program will be conducted by ASK Prospecting & Guiding Inc.

Mob & Demob is short for mobilization and demobilization. These expenses relate to the moving of the equipment to and from the site, for the trenching work.

Professional fees are the costs related to accounting and legal fees primarily relating to filing of reports with the SEC unrelated to this public offering.

Office and miscellaneous are the costs related to operating our office. It is comprised of expenses for telephone service, mail, stationery, acquisition of office equipment and supplies.

Cash on hand will be cash available for unforeseen expenses relating to working capital and/or additional exploration work if needed.

No proceeds from the offering will be paid to the officers and directors.

DETERMINATION OF OFFERING PRICE

The price of the shares we are offering was arbitrarily determined in order for us to raise up to a total of $80,000 in this offering. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value. Among the factors considered were:

*	our lack of operating history
*	the proceeds to be raised by the offering
*	the amount of capital to be contributed by purchasers in this offering in proportion to the amount of stock to be retained by our existing Stockholders, and
*	our relative cash requirements.

DILUTION OF THE PRICE YOU PAY FOR YOUR SHARES

Dilution represents the difference between the offering price and the net tangible book value per share immediately after completion of this offering. Net tangible book value is the amount that results from subtracting total liabilities and intangible assets from total assets. Dilution arises mainly as a result of our arbitrary determination of the offering price of the shares being offered. Dilution of the value of the shares you purchase is also a result of the lower book value of the shares held by our existing stockholders.

As of September 30, 2006, the net tangible book value of our shares of common stock was approximately $24,028, or approximately $0.008 per share based upon 3,000,000 shares outstanding. Our offering costs will be paid from cash on hand, not from the proceeds of this offering. Of our $15,000 estimated offering costs, $744 had already been paid at September 30, 2006, resulting in $14,256 remaining costs. Accordingly, the net tangible book values resulting from the scenarios described below have been reduced by $14,256 to reflect the offering costs.

If 100% of the Shares Are Sold:

Upon completion of this offering, in the event all of the shares are sold, the net tangible book value of the 5,000,000 shares to be outstanding will be $89,772 or approximately $0.018 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.01 per share without any additional investment on their part.

After completion of this offering, if 2,000,000 shares are sold, you will own 40% of the total number of shares then outstanding for which you will have made a cash investment of $80,000, or $0.04 per share. Our existing stockholders will own 60% of the total number of shares then outstanding, for which they have made contributions of cash totaling $25,000, or $0.008 per share.

If 81.25% of the Shares Are Sold:

Upon completion of this offering, in the event 81.25% of the shares (1,625,000 shares) are sold, the net tangible book value of the 4,625,000 shares to be outstanding will be approximately $74,772, or approximately $0.016 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.008 per share without any additional investment on their part.

After completion of this offering, if 1,625,000 shares are sold, you will own approximately 35.14% of the total number of shares then outstanding for which you will have made a cash investment of $65,000, or $0.04 per share. Our existing stockholders will own approximately 64.86% of the total number of shares then outstanding, for which they have made contributions of cash totaling $25,000, or approximately $0.008 per share.

If the Minimum Number of the Shares Are Sold:

Upon completion of this offering, in the event 62.50% of the shares, or 1,250,000 shares (the minimum) is sold, the net tangible book value of the 4,250,000 shares to be outstanding will be approximately $59,772 or approximately, $0.014 per share. The net tangible book value of the shares held by our existing stockholders will be increased by $0.006 per share without any additional investment on their part.

After completion of this offering, if 1,250,000 shares are sold, you will own approximately 29.41% of the total number of shares then outstanding for which you will have made a cash investment of $50,000, or $0.04 per share. Our existing stockholders will own approximately 70.59% of the total number of shares then outstanding, for which they have made contributions of cash totaling $25,000, or approximately $0.008 per share.

The following table compares the differences of your investment in our shares with the investment of our existing stockholders.

Existing Stockholders if all of the Shares are Sold:

Price per share	$0.04
Net tangible book value per share before offering	$0.008
Potential gain to existing stockholders	$0.01
Net tangible book value per share after offering	$0.018

Increase to existing stockholders in net tangible book value per share after offering	$0.01
Capital contributions of existing stockholders	$25,000
Number of shares outstanding before the offering	3,000,000
Number of shares after offering assuming the sale of the maximum number of shares sold	5,000,000
Percentage of ownership after offering	60.00%

Purchasers of Shares in this Offering if all Shares Sold

Price per share	$0.04
Dilution per share	$0.022
Capital contributions of public investors	$80,000
Number of shares after offering held by public investors	2,000,000
Percentage of capital contributions by existing stockholders	23.81%
Percentage of capital contributions by public investors	76.19%
Percentage of ownership after offering	40.00%

Purchasers of Shares in this Offering if 81.25% of Shares Sold

Price per share	$0.04
Dilution per share	$0.024
Capital contributions of public investors	$65,000
Number of shares after offering held by public investors	1,625,000
Percentage of capital contributions by existing stockholders	27.78%
Percentage of capital contributions by public investors	72.22%
Percentage of ownership after offering	35.14%

Purchasers of Shares in this Offering if the minimum number of Shares Sold

Price per share	$0.04
Dilution per share	$0.026
Capital contributions of public investors	$50,000
Number of shares after offering held by public investors	1,250,000
Percentage of capital contributions by existing stockholders	33.33%
Percentage of capital contributions by public investors	66.67%
Percentage of ownership after offering	29.41%

PLAN OF DISTRIBUTION; TERMS OF THE OFFERING

We are offering 2,000,000 shares of common stock on a self-underwritten, 1,250,000 shares minimum, 2,000,000 shares maximum basis. The offering price is $0.04 per share. Funds from this offering will be placed in a separate bank account at RBC Centura, 15086 S. Jog Road, Delray Beach, FL 33446, telephone number (561) 381-5280. The funds will be maintained in the separate bank account until we receive a minimum of $50,000, at which time we will remove those funds and use the same as set forth in the "Use of Proceeds" section of this prospectus. This account is not an escrow, trust or similar account, and the funds will only be deposited in a separate bank account under our name. As a result, if we are sued for any reason and a judgment is rendered against us, your subscription could be seized in a garnishment proceeding and you could lose your investment, even if we fail to raise the minimum amount in this offering. As a result, there is no assurance that your funds will be returned to you if the minimum offering is not reached. Any funds received by us thereafter will be immediately available to us.

If we do not receive the minimum amount of $50,000 within 180 days of the effective date of our registration statement, 90 additional days if we so choose, all funds will be promptly returned to you without interest or a deduction of any kind. Further, no fees, such as bank fees, will be paid out of the funds held in the separate bank account. During the 180-day period and possible additional 90 day period, no funds will be returned to you. You will only receive a refund of your subscription if we do not raise a minimum of $50,000 within the 180-day period referred to above, which could be extended by an additional 90 days at our discretion, for a total of 270 days. If the Board of Directors decides to extend the offering period, we will inform investors that their money will be promptly returned unless the investors make an affirmative statement to us that they wish to subscribe to the extended offering. We must receive this affirmative statement prior to the original expiration date of the offering.

There are no finders' fees involved in our distribution. Officers, directors, affiliates or anyone involved in marketing the shares will not be allowed to purchase shares in the offering. You will not have the right to withdraw your funds during the offering. You will only have the right to have your funds returned if we do not raise the minimum amount of the offering or there would be a change in the material terms of the offering. The following are material terms that would allow you to be entitled to a refund of your money:

*	extension of the offering period beyond 270 days;
*	change in the offering price;
*	change in the minimum sales requirement;
*	change to allow sales to affiliates in order to meet the minimum sales requirement;
*	change in the amount of proceeds necessary to release the proceeds held in the separate bank account; and,
*	change in the application of the proceeds.

If the changes above occur, any new offering may be made by means of a post-effective amendment.

We will sell the shares in this offering through our officers and directors. They will receive no commissions from the sale of any shares. They will not register as a broker-dealer under section 15 of the Securities Exchange Act of 1934 in reliance upon Rule 3a4-1. Rule 3a4-1 sets forth those conditions under which a person associated with an issuer may participate in the offering of the issuer's securities and not be deemed to be a broker/dealer. The conditions are that:

1. The person is not statutorily disqualified, as that term is defined in Section 3(a)(39) of the Act, at the time of his participation; and,

2. The person is not compensated in connection with his participation by the payment of commissions or other remuneration based either directly or indirectly on transactions in securities;

3. The person is not at the time of their participation, an associated person of a broker/dealer; and,

4. The person meets the conditions of Paragraph (a)(4)(ii) of Rule 3a4-1 of the Exchange Act, in that he (A) primarily performs, or is intended primarily to perform at the end of the offering, substantial duties for or on behalf of the Issuer otherwise than in connection with transactions in securities; and (B) is not a broker or dealer, or an associated person of a broker or dealer, within the preceding twelve (12) months; and (C) do not participate in selling and offering of securities for any Issuer more than once every twelve (12) months other than in reliance on Paragraphs (a)(4)(i) or (a)(4)(iii).

This is a self-underwritten offering. This prospectus is part of a prospectus that permits our officers and directors to sell the shares directly to the public, with no commission or other remuneration payable to them for any shares they sell. There are no plans or arrangements to enter into any contracts or agreements to sell the shares with a broker or dealer. Our officers and directors will sell the shares and intend to offer them to friends, family members and business acquaintances. In offering the securities on our behalf, our officers and directors will rely on the safe harbor from broker dealer registration set out in Rule 3a4-1 under the Securities Exchange Act of 1934, which sets forth those conditions under which a person associated with an Issuer may participate in the offering of the Issuer's securities and not be deemed to be a broker-dealer.

Management and affiliates thereof will not purchase shares in this offering to reach the minimum.

Section 15(g) of the Exchange Act - Penny Stock Disclosure

Our shares are "penny stocks" covered by section 15(g) of the Securities Exchange Act of 1934, as amended, and Rules 15g-1 through 15g-6 promulgated thereunder. They impose additional sales practice requirements on broker/dealers who sell such securities to persons other than established customers and accredited investors (generally institutions with assets in excess of $5,000,000 or individuals with net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouses). For transactions covered by the Rule, the broker/dealer must make a special suitability determination for the purchase and have received the purchaser's written agreement to the transaction prior to the sale. Consequently, the Rule may affect the ability of broker/dealers to sell our securities and also may affect your ability to resell your shares.

Section 15(g) also imposes additional sales practice requirements on broker/dealers who sell penny securities. These rules require a one page summary of certain essential items. The items include the risk of investing in penny stocks in both public offerings and secondary marketing; terms important to an understanding of the function of the penny stock market, such as "bid" and "offer" quotes, a dealers "spread" and broker/dealer compensation; the broker/dealer compensation, the broker's/dealer's duties to its customers, including the disclosures required by any other penny stock disclosure rules; the customers' rights and remedies in causes of fraud in penny stock transactions; and, the National Association of Securities Dealers' (NASD) toll free telephone number and the central number of the North American Securities Administrators Association (NASAA), for information on the disciplinary history of broker/dealers and their associated persons. While Section 15g and Rules 15g-1 through 15g-6 apply to broker/dealers, they do not apply to us.

Rule 15g-1 exempts a number of specific transactions from the scope of the penny stock rules.

Rule 15g-2 declares unlawful broker/dealer transactions in penny stocks unless the broker/dealer has first provided to the customer a standardized disclosure document.

Rule 15g-3 provides that it is unlawful for a broker/dealer to engage in a penny stock transaction unless the broker/dealer first discloses and subsequently confirms to the customer current quotation prices or similar market information concerning the penny stock in question.

Rule 15g-4 prohibits broker/dealers from completing penny stock transactions for a customer unless the broker/dealer first discloses to the customer the amount of compensation or other remuneration received as a result of the penny stock transaction.

Rule 15g-5 requires that a broker dealer executing a penny stock transaction, other than one exempt under Rule 15g-1, disclose to its customer, at the time of or prior to the transaction, information about the sales person's compensation.

Rule 15g-6 requires broker/dealers selling penny stocks to provide their customers with monthly account statements.

Again, the foregoing rules apply to broker/dealers. They do not apply to us in any manner whatsoever. The application of the penny stock rules may affect your ability to resell your shares because many brokers are unwilling to buy, sell or trade penny stocks as a result of the additional sales practices imposed upon them which are described in this section.

Regulation M

We are subject to Regulation M of the Securities Exchange Act of 1934. Regulation M governs activities of underwriters, issuers, selling security holders, and others in connection with offerings of securities. Regulation M prohibits distribution participants and their affiliated purchasers from bidding for, purchasing or attempting to induce any person to bid for or purchase the securities being distributed.

Offering Period and Expiration Date

This offering will start on the date this registration statement is declared effective by the SEC and continue for a period of 180 days. We may extend the offering period for an additional 90 days, or unless the offering is completed or otherwise terminated by us. We reserve the right to terminate this offering at anytime. We have not determined under what circumstances we would terminate the offering prior to the expiration of the offering period; however, we reserve the right to do so. Such termination will be solely at our discretion. Should we do so and have not reached the minimum amount, your funds will be promptly returned to you. If we terminate the offering prior to the end to the offering period, but have reached at least the minimum offering amount, we will retain the proceeds.

We will not accept any money until this registration statement is declared effective by the SEC.

Procedures for Subscribing

We will not accept any money until this registration statement is declared effective by the SEC. Once the registration statement is declared effective by the SEC, if you decide to subscribe for any shares in this offering, you must

1. Execute and deliver a subscription agreement, a copy of which is included with the prospectus.

2. Deliver a check or certified funds to us for acceptance or rejection. All checks for subscriptions must be made payable to "Deerfield Resources, Ltd."

Right to Reject Subscriptions

We have the right to accept or reject subscriptions in whole or in part, for any reason or for no reason. All monies from rejected subscriptions will be returned immediately by us to the subscriber, without interest or deductions. Subscriptions for securities will be accepted or rejected within 48 hours after we receive them.

ORGANIZATION WITHIN LAST FIVE YEARS

BUSINESS

We were incorporated in the State of Nevada on June 21, 2006. We are an exploration stage corporation. An exploration stage corporation is one engaged in the search of mineral deposits or reserves, which are not in either the development or production stage. We intend to conduct exploration activities on the O'Sullivan Property, White Bay, Newfoundland, Canada. We maintain our statutory registered agent's office at Corporate Direct, Inc., 2248 Meridian Boulevard, Ste. H, Minden, NV 89423 and our business office is located at 513 Mariners Way, Collingwood, Ontario, Canada L9Y 5C7. Our mailing address is 2637 East Atlantic Blvd., Suite 187, Pompano Beach, FL 33062 . Our telephone number is (905) 881-8920. The offices of the company are at the residence of one of our directors, Paul McDonald, which are provided to us rent-free.

There is no assurance that a commercially viable mineral deposit exists on the property and further exploration will be required before a final evaluation as to the economic feasibility is determined.

We have no plans to change our business activities or to combine with another business, and are not aware of any events or circumstances that might cause our plans to change.

Background

On October 10, 2006 we executed a Mineral Claim Purchase Agreement (the "Purchase Agreement") with ASK Prospecting & Guiding Inc. ("ASK"), an unrelated third party that holds title to the property. Under the terms of the Purchase Agreement, we have the right to explore for gold on the O'Sullivan Property. The property is comprised of 6 mining claims in White Bay, Newfoundland, Canada. The terms of the Purchase Agreement provide that we will pay ASK Prospecting $5,000 upon signing and transfer of title, which we have. An additional $5,000 is due one year from signing, an additional $10,000 two years after signing, $10,000 three years after signing, and a final payment of $10,000 four years after signing. We are also required to make exploration expenditures of $50,000 over four years and pay to ASK a royalty of 3% on all mineral commodities sold from the claims, which will be reduced to 1.5% upon payment to ASK of $1,000,000 at any time.

We may terminate the Purchase Agreement upon giving thirty (30) days notice. We will be exploring for mineralized material. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. The Purchase Agreement grants us the right to enter the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property.

We have no revenues, have achieved losses since inception, have no operations, have been issued a going concern opinion by our auditors and rely upon the sale of our securities and loans from our officers and directors to fund operations.

The Purchase Agreement calls for title of the mineral claims to be transferred to Deerfield Resources, Ltd. Deerfield is required to return the claims to ASK Prospecting & Guiding Inc. in the event that is does not fulfill the terms of the Purchase Agreement.

There is an abundance of water in the area, if required for exploration, and a major hydro-electric line runs through the property.

The property is unencumbered and there are no competitive conditions that affect the property. Further, there is no insurance covering the property and we believe that no insurance is necessary since the property is unimproved and contains no buildings or improvements.

To date we have not performed any work on the property. We are presently in the exploration stage and we cannot guarantee that a commercially viable mineral deposit, a reserve, exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

Claims

The property consists of 6 mining claims, NTS Map Sheet 12H/15 - White Bay, Newfoundland, Canada. The fees payable to the Department of Natural Resources of Newfoundland & Labrador to keep the claims valid are minimal and are paid up to date.

Mineral claim identification

O'Sullivan property License 7924M - 6 Mining Claims - NTS Map Sheet 12H/15 -White Bay, Newfoundland, Canada.

Beginning at the northeast corner, UTM coordinates of 5520500 N, 510500 E of zone 21, thence south 1000 meters, thence west 500 meters, thence south 500 meters, thence west 500 meters, thence north 500 meters, thence west 500 meters, thence north 500 meters, thence east 500 meters, thence north 500 meters, thence east 1000 meters back to the point of beginning. All bearings are referred to the UTM grid Zone 21. Nad 27

Liens charges and claims against above claims - None
Claim Status - All in good standing
Other Agreements or Options on above claims - None.
Charges encumbrances and claims on above mineral claims - None.

Location and Access

The O'Sullivan Property is located approximately 2 km south of the community of Jackson's Arm, White Bay. The property is easily accessible from Highway Route 440. Exploration activity is limited to May - November due to weather conditions.

History

This area is near Jackson's Arm, White Bay, which was a big producer in 1903. The MRP area was originally prospected in approximately the 1910 era and again in the 1980's. The work in the 1980's was focused near the volcanic and sediment contact. The large gold anomaly was not discovered until the early 1990's and remains unexplored. This anomaly, which is within the now MRP claims, is approximately 2,500 feet in length and as much as 600 feet in width.

In 1990 Carrick Gold Resources located 1 m2 boulders assaying up to 78 g/t, Au. Nine drill holes were done with 5 holes intersecting a gold bearing zone. The greatest being 3.0 meters grading 5.70 g/t. Carrick Gold Resources held the ground until 1997 with no further work done. In 1998 the claims reverted to the Crown (the Government). The present owner staked it and still holds it to this day.

In 2003 a company by the name of Candente Resource Corp optioned the ground and did a satellite imagery interpretation. Several faults were identified and were to be tested with follow-up prospecting and trenching/drilling warranted. Candente Resource Corp abandoned the property without doing the follow-up work and also left the province at the same time.

As for the surrounding area approximately 3-5 km north on the same structure (Doucer's Valley Fault) a company called Kermode Resources is currently drilling a gold deposit. Estimates say there is 500,000 to 1,000,000 ounces of gold. While it is low-grade, 1-2 gram material, it is high tonnage.

Regional Geology

Western White Bay is composed of rocks ranging from Mid Proterozoic to Carboniferous. Precambrian orthogenesis and granite to the NW form the Long Range Inlier basement to the Humber Zone. Autochthonous Cambro-Ordovician platformal sedimentary rocks form a linear, strongly deformed, steeply dipping belt, which locally is in unconformable relationship with the Precambrian Inlier. The eastern boundary of this steep belt is the Doucers Valley Fault (DFV) system. East of the DVF are rocks of the Cambro-Ordovician Southern White Bay Allochthon. These include graphitic schist, melanges and ophiolitic rocks of the Coney Head Complex. Further east, a sequence of Silurian subaerial felsic volcanics and shallow marine to terrestrial sedimentary rocks, the Sops Arm Group, lie unconformably on the allochthon, or, are locally faulted against it.

Local Geology

The property straddles the DVF and incorporates some elements of the geology described above. The Lower Volcanic Unit of the Sops Arm Group lies to the SE and is in faulted or unconformable relationship with Murray's Cove Schist to the NW. The latter is the upper unit of the Southern White Bay Allochthon which also include the Maiden Point and Taylor's formations.

GLOSSARY OF MINING TERMS

"Allochthon"	an allochthon is a large block of rock which has been moved from its original site of formation, usually by low angle thrust faulting.
"Anomaly"	Something which deviates from the standard or expected
"Clastic"	Clastic sedimentary rocks are made up of little pieces of other rocks called sediment
"Gold" or "Au"	A heavy, soft, yellow, ductile, malleable, metallic element. Gold is a critical element in computer and communications technologies
"Granite"

a common and widely occurring type of intrusive, felsic, igneous rock.

Granites are usually a white, black or buff colour and are medium to coarse grained, occasionally with some individual crystals larger than the groundmass forming a rock known as porphyry. Granites can be pink to dark gray or even black, depending on their chemistry and mineralogy.

"Mid-Proterozoic"	The Mid or Mesoproterozoic Era is a geologic era that occurred between 1600 Ma and 1000 Ma (million years ago). The major events of this era are the formation of the Rodinia supercontinent and the evolution of sexual reproduction.
"Mineral claim"	A portion of land held either by a prospector or a mining company
"Ophiolitic"	sections of the oceanic crust and the subjacent upper mantle that have been uplifted or emplaced to be exposed within continental crustal rocks.
"Orthogneiss"	a common and widely distributed type of rock formed by high-grade regional metamorphic processes from preexisting formations that were originally either igneous or sedimentary rocks.
"Pre-Cambrian"	An informal name for the eons of the geologic timescale that came before the current Phanerozoic eon. It spans from the formation of Earth around 4500 Ma (million years ago) to the evolution of abundant macroscopic hard-shelled fossils
"Schist"	The schists form a group of medium-grade metamorphic rocks, chiefly notable for the preponderance of lamellar minerals such as micas, chlorite, talc, hornblende, graphite, and others.
"Sedimentary rocks"	Secondary rocks formed from material derived from other rocks and laid down underwater.
"Soil sampling"	The collecting of samples of soil, usually 2 pounds per sample, from soil thought to be covering mineralized rock. The samples are submitted to a laboratory that will analyze them for mineral content
"Volcanic rocks"	Igneous rocks formed from magma that has flowed out or has been violently ejected from a volcano

Proposed Exploration Budget for the O'Sullivan Property

The work outlined in this budget will consist of trenching around high grade (AU) boulders to try and source them in bedrock. The work will be performed using the services of ASK Prospecting and Guiding Inc. under the supervision of Kevin Keats.

Mob and Demob	$1,000.00
Trenching @ 85.00/hr x 7 days @ 8 hrs/day	4,760.00
Trench Supervision 9 days @ 300.00/day	2,700.00
Meals and Accommodations x 7 days	1,000.00
Vehicle @ 60.00/day x 9 days	540.00
ATV @ 50.00 x 9 days	450.00
100 Rock Samples @ 27.00/sample	2,700.00
Sub Total	$13,150.00
HST 14%	1,841.00
Total	$14,991.00

Supplies

Supplies and manpower are readily available for exploration of the property.

Other

Other than our mineral purchase agreement of the property, we own no plants or other property. Deerfield holds title to the mineral claims, subject to the terms of the purchase agreement and has the right to conduct exploration activity in accordance with the rules and regulations of the regulatory authorities.

Our Proposed Exploration Program

Our initial exploration program will consist of trenching around high-grade (AU) boulders to try and source them in bedrock. Approximately 100 rock chip samples will be taken. All samples will be boxed and shipped to Accurassay Laboratories for analysis. We estimate the total time to complete the first phase of the project is 4 weeks including analysis.

The objective of this work would be to determine if there is an economically recoverable gold resource on this property. This initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals that are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations.

Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred, we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

The costs of our work program were provided by Kevin Keats, the President of A.S.K Prospecting & Guiding Inc. He estimated the cost of the initial exploration program to be approximately US$15,000. We have no relationship with Mr. Keats. We will begin exploration activity after this public offering is completed.

We cannot provide you with a more detailed discussion of how our exploration program will work and what we expect will be our likelihood of success. That is because we have a piece of raw land and we intend to look for a gold ore body. We may or may not find an ore body. Our Purchase Agreement grants us the right to enter on the property with our employees, representatives and agents, and to prospect, explore, test, develop, work and mine the property. We hope we do, but it is impossible to predict the likelihood of such an event. In addition, the nature and direction of the exploration may change depending upon initial results. Because we have not found economic mineralization, it is impossible to project future revenue generation.

Competitive Factors

The gold mining industry is fragmented - that is, there are many, many gold prospectors and producers, small and large. We do not compete with anyone. That is because there is no competition for the exploration or removal of minerals from the property. We will either find gold on the property or not. If we do not, we will cease or suspend operations. We are one of the smallest exploration companies in existence. We are an infinitely small participant in the gold mining market. Readily available gold markets exist in Canada and around the world for the sale of gold. Therefore, we will be able to sell any gold that we are able to recover.

Regulations

Our mineral exploration program is subject to the regulations of the Department of Natural Resources of Newfoundland & Labrador.

ASK Prospecting & Guiding Inc. (Kevin Keats) will secure all necessary permits for exploration and, if development is warranted on the property, will file final plans of operation before we start any mining operations. We anticipate no discharge of water into active stream, creek, river, lake or any other body of water regulated by environmental law or regulation. Restoration of the disturbed land will be completed according to law. All holes, pits and/or shafts will be sealed upon abandonment of the property. It is difficult to estimate the cost of compliance with the environmental law since the full nature and extent of our proposed activities cannot be determined until we start our operations and know what that will involve from an environmental standpoint.

Exploration stage companies have no need to discuss environmental matters, except as they relate to exploration activities. The only "cost and effect" of compliance with environmental regulations in Canada is returning the surface to its previous condition upon abandonment of the property.

Subcontractors

We intend to use the services of ASK Prospecting and Guiding Inc., who will supervise the subcontractors for exploration work on our properties.

Terms of the Mineral Claim Purchase Agreement

The Company entered into a Mineral Claim Purchase Agreement with ASK Prospecting & Guiding Inc. on October 10, 2006. The general terms of the agreement, which is included as Exhibit 10, are as follows:

In consideration of the sale of the property by the vendor, the Purchaser (Deerfield Resources, LTD.) shall pay the sum of Forty Thousand Dollars ($40,000)USD in stages as follows:

i. Upon signing and transfer of title $5,000.00

ii. First anniversary upon signing the agreement $5,000.00

iii. Second anniversary upon signing the agreement $10,000.00

iv. Third anniversary upon signing the agreement $10,000.00

v. Fourth anniversary upon signing the agreement $10,000.00

The Purchaser shall make exploration expenditures in the amount of $50,000 USD over four years. The exploration work program, prepared by Kevin Keats, President of ASK Prospecting & Guiding Inc., in the amount of $15,000 shall be part of this expenditure commitment and this work shall be done in 2007.

The purchaser agrees to pay to the Vendor a royalty of 3% on all mineral commodities sold from the claims. This royalty shall be reduced to 1.5% upon payment to Vendor of $1,000,000 USD at any time.

The purchaser agrees to divide any specimen gold discovered during the exploration equally between the two parties until the option has been earned.

Employees and Employment Agreements

At present, we have no full-time employees. Our officers and directors are part-time employees and will devote between 10% - 40% of their time per week to our operation. Our officers and directors do not have employment agreements with us. We presently do not have pension, health, annuity, insurance, stock options, profit sharing or similar benefit plans; however, we may adopt plans in the future. There are presently no personal benefits available to our officers and directors. Our officers and directors will handle our administrative duties. Because our officers and directors are inexperienced with exploration, they will hire qualified persons to perform the surveying, exploration, and excavating of the property. The Company has had discussions with ASK Prospecting and Guiding concerning the exploration work, and per the terms of the Mineral Claim Purchase Agreement they will manage our initial exploration project once we receive funding.

MANAGEMENT'S PLAN OF OPERATION

This section of the prospectus includes a number of forward-looking statements that reflect our current views with respect to future events and financial performance. Forward-looking statements are often identified by words like: believe, expect, estimate, anticipate, intend, project and similar expressions, or words which, by their nature, refer to future events. You should not place undue certainty on these forward-looking statements, which apply only as of the date of this prospectus. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or our predictions.

Plan of Operation

We are a start-up, exploration stage corporation and have not yet generated or realized any revenues from our business operations.

Our auditors have issued a going concern opinion. This means that there is substantial doubt that we can continue as an on-going business for the next twelve months unless we obtain additional capital to pay our bills. This is because we have not generated any revenues and no revenues are anticipated until we begin removing and selling minerals. There is no assurance we will ever reach this point. Accordingly, we must raise cash from sources other than the sale of minerals found on the property. That cash must be raised from other sources. Our only other source for cash at this time is investments by others. We must raise cash to implement our project and stay in business. If we raise the amount of money in this offering, we believe it, together with the $25,000 cash received from the directors for the purchase of shares, will last a minimum of twelve months.

We will be conducting research in the form of exploration of the property. Our exploration program is explained in as much detail as possible in the business section of this prospectus. We are not going to buy or sell any plant or significant equipment during the next twelve months.

The property is located in White Bay, Newfoundland, Canada and is called the "O'Sullivan Property."

Our exploration target is to find an ore body containing gold. Our success depends upon finding mineralized material. This includes a determination by our consultant if the property contains reserves. We have not selected a consultant as of the date of this prospectus and will not do so until our offering is successfully completed, if that occurs, of which there is no assurance. Mineralized material is a mineralized body, which has been delineated by appropriate spaced drilling or underground sampling to support sufficient tonnage and average grade of metals to justify removal. If we don't find mineralized material or we cannot remove mineralized material, either because we do not have the money to do it or because it is not economically feasible to do it, we will cease operations and you will lose your investment.

In addition, we may not have enough money to complete our exploration of the property. If it turns out that we have not raised enough money to complete our exploration program, we will try to raise additional funds from a second public offering, a private placement, or loans. At the present time, we have not made any plans to raise additional money and there is no assurance that we would be able to raise additional money in the future. If we need additional money and can't raise it, we will have to suspend or cease operations.

We must conduct exploration to determine what amount of minerals, if any, exist on our properties and if any minerals that are found can be economically extracted and profitably processed.

The property is undeveloped raw land. Exploration and surveying has not been initiated and will not be initiated until we raise money in this offering. That is because we do not have money to start exploration. Once the offering is concluded, we intend to start exploration operations. To our knowledge, except as noted herein, the property has never been mined. The only event that has occurred is the locating and the recording of the mining claims under the direction of ASK Prospecting and Guiding, Inc.

Before mineral retrieval can begin, we must explore for and find mineralized material. After that has occurred we have to determine if it is economically feasible to remove the mineralized material. Economically feasible means that the costs associated with the removal of the mineralized material will not exceed the price at which we can sell the mineralized material. We can't predict what that will be until we find mineralized material.

We do not know if we will find mineralized material. We believe that activities occurring on adjoining properties are not material to our activities. The reason is that whatever is located under adjoining property may or may not be located under our property.

We do not claim to have any minerals or reserves whatsoever at this time on any of the property.

We intend to implement an initial exploration program consisting of trenching around high-grade (AU) boulders to try and source them in bedrock. Approximately 100 rock chip samples will be taken. All samples will be boxed and shipped to Accurassay Laboratories for analysis. We estimate the total time to complete the project is four weeks including analysis. The objective of this work would be to determine if there is an economically recoverable gold resource that has been overlooked on this property. This initial phase of work will provide enough information to allow the company to decide whether or not to proceed to the next phase of exploration.

Based upon the results of the exploration, Mr. McDonald and Mr. Ryan will determine, in consultation with our consultants, if the property is to be dropped or further exploration work done. Mr. McDonald and Mr. Ryan will not receive fees for their services.

The proceeds from this offering are designed to fund the costs of the initial exploration program recommended by Kevin Keats.

We estimate the cost of the proposed work program to be $15,000. This is comprised of $1,000 for mobilization and demobilization, $4,760 for trenching, $2,700 for supervision, $1,000 for meals and lodging, $990 for truck & ATV expense, $2,700 for shipping and assays, and $1,850 for taxes. We estimate it will take up to four weeks to complete the program. We will begin the program after the completion of the offering, weather permitting.

We do not intend to interest other companies in the property if we find mineralized materials. We intend to try to develop the reserves ourselves through the use of consultants. We have no plans to interest other companies in the property if we do not find mineralized material.

If we are unable to complete any phase of exploration because we don't have enough money, we will cease operations until we raise more money. If we can't or don't raise more money, we will cease operations

We do not intend to hire additional employees at this time. All of the work on the property will be conducted by unaffiliated independent contractors that we will hire. The independent contractors will be responsible for surveying, geology, engineering, exploration, and excavation. The geologists will evaluate the information derived from the exploration and excavation and the engineers will advise us on the economic feasibility of removing the mineralized material.

Limited Operating History; Need for Additional Capital

There is no historical financial information about us upon which to base an evaluation of our performance. We are an exploration stage corporation and have not generated any revenues from operations. We cannot guarantee we will be successful in our business operations. Our business is subject to risks inherent in the establishment of a new business enterprise, including limited capital resources, possible delays in the exploration of our properties, and possible cost overruns due to price and cost increases in services.

To become profitable and competitive, we must conduct the research and exploration of our properties before we start production of any minerals we may find. We are seeking equity financing to provide for the capital required to implement our research and exploration phases. We believe that the funds raised from this offering will allow us to operate for one year.

We have no assurance that future financing will be available to us on acceptable terms. If financing is not available on satisfactory terms, we may be unable to continue, develop or expand our operations. Equity financing could result in additional dilution to existing shareholders.

Liquidity and Capital Resources

To meet our need for cash we are attempting to raise money from this offering. We cannot guarantee that we will be able to raise enough money through this offering to stay in business. Whatever money we do raise, will be applied to the items set forth in the Use of Proceeds section of this prospectus. If we find mineralized material and it is economically feasible to remove the mineralized material, we will attempt to raise additional money through a subsequent private placement, public offering or through loans. If we do not raise the money we need from this offering to complete our exploration of the property, we will have to find alternative sources, like a second public offering, a private placement of securities, or loans from our officers or others.

At the present time, we have not made any arrangements to raise additional cash, other than through this offering. If we need additional cash and can't raise it we will either have to suspend operations until we do raise the cash, or cease operations entirely. The funds raised in this offering will allow the company to operate for a minimum of one year. Other than as described in this paragraph, we have no other financing plans.

We acquired one property containing 6 claims. The property is staked and we expect to start exploration operations after completion of this offering, weather permitting. As of the date of this prospectus we have yet to begin operations and therefore we have yet to generate any revenues.

Since inception we have issued 3,000,000 shares of common stock pursuant to the exemption from registration set forth in section 4(2) of the Securities Act of 1933. 1,000,000 common shares were sold in June 2006 and 2,000,000 common shares were sold in August 2006. The purchase price of the shares was $25,000. This was accounted for as an acquisition of shares in exchange of cash.

As of September 30, 2006, our total assets were $24,028 and our total liabilities were $0.

OFF-BALANCE SHEET ARRANGEMENTS

We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

DESCRIPTION OF PROPERTY

We acquired one property containing 6 claims. The property is staked and we expect to start exploration operations after completion of this offering, weather permitting. See Description of Business section for complete details on all properties and claims owned by the Company.

MANAGEMENT

Officers and Directors

Each of our directors serves until his or her successor is elected and qualified. Each of our officers is elected by the board of directors to a term of one (1) year and serves until his or her successor is duly elected and qualified, or until he or she is removed from office. The board of directors has no nominating, auditing or compensation committees.

The name, address, age and position of our officers and directors are set forth below:

Name and Address	Age	Position(s)

Paul McDonald	80	President, Principal Executive Officer, Principal Financial
513 Mariners Way		Officer, Principal Accounting Officer, Treasurer and a
Collingwood ON Canada L9Y5C7		Member of the Board of Directors

John Ryan	52	Member of the Board of Directors
513 Mariners Way
Collingwood ON Canada L9Y5C7

Background of Officers and Directors

Paul F. McDonald has been our President, Chief Executive Officer, and a member of our board of directors since inception. A graduate in law at McGill University, Mr. McDonald has had a long and varied career as a member of the Canadian investment industry. Previously Vice-President of the Montreal Exchange, he became principal owner and president of a major stock-exchange firm, conducting business throughout North America and Europe. His principal focus has been in the financing and development of growth companies, in the high-tech and resources sectors, bringing numerous appointments to corporate boards. He has devoted much time to committee work in the investment sector, as well as to public affairs, including a lengthy tenure as a director of the Quebec Industrial Development Corporation. Recently, he was appointed a director for Nymox Pharmaceutical Corp., a Quebec based Biotechnology Company. Mr. McDonald will devote up to 40%, or 16 hours per week, to the Company.

John A Ryan, a Canadian Certified General Accountant (CGA), has been a member of our board of directors since inception. Since December 2000, Mr. Ryan has been serving as President, CEO, and Director of Spruce Ridge Resources, Ltd., a mineral exploration company that is listed on the TSX Venture Exchange. In addition, from November 1995 to present, Mr. Ryan has been President of Nichange Enterprises, Ltd., a financial consulting company. Mr. Ryan is currently serving as a director of two other companies listed on the TSX Venture Exchange, namely DXStorm.com, an e-commerce company, and Nayarit Gold, Inc., a resource exploration company. Mr. Ryan also currently serves as Chairman and Director of Interlake Group Inc. a Farm Mutual Financial Services

company. Mr. Ryan has been a CGA in good standing since 1983. Mr. Ryan will devote up to 10%, or 4 hours per week, to the Company.

Conflicts of Interest

We believe that our officers and directors will be subject to conflicts of interest. The conflicts of interest arise from their inability to devote full time to our operations. Our officers and directors do not work for businesses or entities with interests that may be adverse to ours.

No policy has been implemented or will be implemented to address conflicts of interest.

In the event all of our officers and directors resign from their positions at once, there will be no one to run our operations and our operations will be suspended or cease entirely.

EXECUTIVE COMPENSATION

The following table sets forth the compensation paid by us from inception on June 21, 2006 through September 30, 2006 for each or our officers and directors. This information includes the dollar value of base salaries, bonus awards and number of stock options granted, and certain other compensation, if any. The compensation discussed addresses all compensation awarded to, earned by, or paid or named executive officers.

Summary Compensation Table

Long-Term Compensation
			Annual Compensation			Awards	Payouts
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)
Securities
				Other	Under	Restricted		Other
				Annual	Options/	Shares or		Annual
Names Executive				Compen-	SARs	Restricted	LTIP	Compen-
Officer and Principal	Year	Salary	Bonus	sation	Granted	Share	Payouts	sation
Position	Ended	(US$)	(US$)	(US$)	(#)	Units	(US$)	(US$)
P McDonald	2006	0	0	0	0	0	0	0
President, CFO, and
Treasurer

J Ryan	2006	0	0	0	0	0	0	0
Director

We have not paid any salaries in 2006, and we do not anticipate paying any salaries at any time in 2006. We will not begin paying salaries until we have adequate funds to do so.

There are no stock option plans, retirement, pension, or profit sharing plans for the benefit of our officers and directors other than as described herein.

Long-Term Incentive Plan Awards

We do not have any long-term incentive plans that provide compensation intended to serve as incentive for performance.

Compensation of Directors

Our directors do not receive any compensation for serving as members of the board of directors.

As of the date hereof, we have not entered into employment contracts with any of our officers and do not intend to enter into any employment contracts until such time as it profitable to do so.

Indemnification

Under our Bylaws, we may indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his position, if he acted in good faith and in a manner he reasonably believed to be in our best interest. We may advance expenses incurred in defending a proceeding. To the extent that the officer or director is successful on the merits in a proceeding as to which he is to be indemnified, we must indemnify him against all expenses incurred, including attorney's fees. With respect to a derivative action, indemnity may be made only for expenses actually and reasonably incurred in defending the proceeding, and if the officer or director is judged liable, only by a court order. The indemnification is intended to be to the fullest extent permitted by the laws of the State of Nevada.

Regarding indemnification for liabilities arising under the Securities Act of 1933, which may be permitted to directors or officers under Nevada law, we are informed that, in the opinion of the Securities and Exchange Commission, indemnification is against public policy, as expressed in the Act and is, therefore, unenforceable.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of the date of this prospectus, the total number of shares owned beneficially by each of our directors, officers and key employees, individually and as a group, and the present owners of 5% or more of our total outstanding shares. The table also reflects what their ownership will be assuming completion of the sale of all shares in this offering. The stockholder listed below has direct ownership of his shares and possesses sole voting and dispositive power with respect to the shares.

		Number of	Percentage of
		Shares After	Ownership After
	Number of	Offering	the Offering
	Shares	Assuming all	Assuming all of
Name and Address	Before the	of the Shares	the Shares are
Beneficial Ownership [1]	Offering	are Sold	Sold

Paul McDonald	2,000,000	2,000,000	40%
513 Mariners Way
Collingwood, ONT Canada L9Y 5C7

John Ryan	1,000,000	1,000,000	20%
513 Mariners Way
Collingwood, ONT Canada L9Y 5C7

All Officers and Directors	3,000,000	3,000,000	60%
as a Group (2 persons)

[1]	The persons named above are "promoters" as defined in the Securities Exchange Act of 1934. Messrs McDonald and Ryan are the only "promoters" of our company.

Future Sales by Existing Stockholders

A total of 3,000,000 shares of common stock were issued to our officers and directors in June and August 2006. The 3,000,000 shares are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three-month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Shares purchased in this offering, which will be immediately resalable, and sales of all of our other shares after applicable restrictions expire, could have a depressive effect on the market price, if any, of our common stock and the shares we are offering.

A total of 3,000,000 shares of our stock are currently owned by our officers and directors. They will likely sell a portion of their stock if the market price goes above $0.01. If they do sell their stock into the market, the sales may cause the market price of the stock to drop.

DESCRIPTION OF SECURITIES

Common Stock

Our Certificate of Incorporation authorizes the issuance of 100,000,000 shares of common stock, $.001 par value per share, and 100,000,000 shares of preferred stock, $.001 par value per share. The holders of our common stock:

*	have equal ratable rights to dividends from funds legally available if and when declared by our board of directors;
*	are entitled to share ratably in all of our assets available for distribution to holders of common stock upon liquidation, dissolution or winding up of our affairs;
*	do not have preemptive, subscription or conversion rights and there are no redemption or sinking fund provisions or rights; and
*	are entitled to one non-cumulative vote per share on all matters on which stockholders may vote.

Non-cumulative Voting

Holders of shares of our common stock do not have cumulative voting rights, which means that the holders of more than 50% of the outstanding shares, voting for the election of directors, can elect all of the directors to be elected, if they so choose, and, in that event, the holders of the remaining shares will not be able to elect any of our directors. After this offering is completed, present stockholders will own 60% of our outstanding shares assuming that the entire 2,000,000 shares are subscribed.

Cash Dividends

As of the date of this prospectus, we have not paid any cash dividends to stockholders. The declaration of any future cash dividend will be at the discretion of our board of directors and will depend upon our earnings, if any, our capital requirements and financial position, our general economic conditions, and other pertinent conditions. It is our present intention not to pay any cash dividends in the foreseeable future, but rather to reinvest earnings, if any, in our business operations.

Anti-Takeover Provisions

There are no Nevada anti-takeover provisions that may have the effect of delaying or preventing a change in control. 78.378 through 78.3793 of the Nevada Revised Statutes relates to control share acquisitions that may delay to make more difficult acquisitions or changes in our control, however, they only apply when we have 200 or more stockholders of record, at least 100 of whom have addresses in the state of Nevada appearing on our stock ledger and we do business in this state directly or through an affiliated corporation. Neither of the foregoing events seems likely to occur. Currently, we have no Nevada shareholders and since this offering will not be made in the state of Nevada, no shares will be sold to Nevada residents. Accordingly, there are no anti-takeover provisions that have the effect of delaying or preventing a change in our control.

Reports

After we complete this offering, we will not be required to furnish you with an annual report. Further, we will not voluntarily send you an annual report. We will be required to file reports with the SEC under section 15(d) of the Securities Act. The reports will be filed electronically. The reports we will be required to file are Forms 10-KSB, 10-QSB, and 8-K. You may read copies of any materials we file with the SEC at the SEC's Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that will contain copies of the reports we file electronically. The address for the Internet site is www.sec.gov.

Stock Transfer Agent

As of yet we have not hired a stock transfer agent. We expect to do so after we have sold the minimum amount of the offering.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

No public market currently exists for shares of our common stock. Following completion of this offering, we intend to contact a market maker to file an application on our behalf to have our common stock listed for quotation on the OTC Bulletin Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On June 27, 2006, Paul McDonald, our president, acquired 1,000,000 shares of our common stock, for cash proceeds of $5,000. On August 1, 2006, Mr. McDonald acquired 1,000,000 shares of our common stock, for cash proceeds of $10,000. On August 1, 2006, John Ryan acquired 1,000,000 shares of our common stock, for cash proceeds of $10,000. The 3,000,000 shares of common stock are restricted securities, as defined in Rule 144 of the Rules and Regulations of the SEC promulgated under the Securities Act. Under Rule 144, the shares can be publicly sold, subject to volume restrictions and restrictions on the manner of sale, commencing one year after their acquisition. Rule 144 provides that a person may not sell more than 1% of the total outstanding shares in any three-month period and the sales must be sold either in a brokers' transaction or in a transaction directly with a market maker.

Our officers and directors are our only promoters. They have not received nor will they receive anything of value from us, directly or indirectly in their capacities as promoters. There are no family relationships between our officers and directors.

LITIGATION

We are not a party to any pending litigation and none is contemplated or threatened.

EXPERTS

Our financial statements for the period from inception (June 21, 2006) to September 30, 2006 included in this prospectus have been audited by Child, Van Wagoner & Bradshaw, PLLC, as set forth in their report included in this prospectus. Their report is given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

Parsons Law Firm, Suite 2070 - Skyline Tower, 10900 NE 4th Street, Bellevue, Washington, 98004, telephone (425) 451-8036, fax (425) 451-8568, has acted as our legal counsel.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

None

FINANCIAL STATEMENTS

Our fiscal year end is September 30. We will provide audited financial statements to our stockholders on an annual basis; the statements will be audited by Child, Van Wagoner & Bradshaw, PLLC.

Our financial statements immediately follow:

DEERFIELD RESOURCES, LTD.

(An Exploration Stage Company)

AUDITED FINANCIAL STATEMENTS

FOR THE PERIOD OF JUNE 21, 2006 (INCEPTION)

TO SEPTEMBER 30, 2006

DEERFIELD RESOURCES, LTD.

(An Exploration Stage Company)

INDEX TO AUDITED FINANCIAL STATEMENTS

FOR THE PERIOD OF JUNE 21, 2006 (INCEPTION) TO SEPTEMBER 30, 2006

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To The Board of Directors and Stockholders of

Deerfield Resources, Ltd.

Collingwood, Ontario, Canada

We have audited the accompanying balance sheet of Deerfield Resources, Ltd. (an exploration stage company) (the Company) as of September 30, 2006, and the related statements of operations, stockholders' equity, and cash flows for the period of June 21, 2006 (inception) to September 30, 2006. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Deerfield Resources, Ltd. as of September 30, 2006, and the results of its operations and its cash flows for the period of June 21, 2006 (inception) to September 30, 2006, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 6 to the financial statements, the Company has incurred losses since inception, and has not generated any revenues from its planned principal operations. This raises substantial doubt about the Company's ability to meet its obligations and to continue as a going concern. Management's plans in regard to this matter are described in Note 6. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Child, Van Wagoner & Bradshaw, PLLC

Kaysville, Utah

November 13, 2006

Deerfield Resources, Ltd. (An Exploration Stage Company)
Balance Sheet
September 30, 2006

ASSETS
Current Assets
Cash	$19,772
Prepaid legal fees	4,256
Total Current Assets	24,028

TOTAL ASSETS	$24,028

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES	$-

STOCKHOLDERS' EQUITY (note 3)
Preferred stock, par value $0.001, 100,000,000 shares
authorized, none issued and outstanding	-
Common Stock, par value $0.001, 100,000,000 shares	3,000
authorized, 3,000,000 shares issued and outstanding
Additional paid-in capital	22,000
Deficit accumulated during the exploration stage	(972)
Total Stockholders' Equity	24,028

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$24,028

The accompanying notes are an integral part of these financial statements.

2

Deerfield Resources, Ltd. (An Exploration Stage Company)
Statement of Operations
For the Period of June 21, 2006 (Inception) to September 30, 2006

REVENUES:	$-

OPERATING EXPENSES:
General and administrative expenses	228
Legal fees	744
Total Operating Expenses	972

OTHER INCOME AND EXPENSE	-

NET LOSS APPLICABLE TO COMMON SHARES	$(972)

Basic and Diluted Loss per Common Share	$(0.00)

Weighted Average Number of Shares Outstanding	2,128,713

The accompanying notes are an integral part of these financial statements.

3

Deerfield Resources, Ltd. (An Exploration Stage Company)
Statement of Changes in Stockholders' Equity
For the Period of June 21, 2006 (Inception) to September 30, 2006

	Common Shares		Additional Paid-In	Deficit Accumulated During the Exploration	Total Stockholders'
	Shares	Amount	Capital	Stage	Equity

Balance, June 21, 2006 (Inception)	-	$-	$-	$-	$-

Common shares issued for cash at $0.005 per share, June 27, 2006	1,000,000	1,000	4,000	-	5,000

Common shares issued for cash at $.01 per share, August 1, 2006	2,000,000	2,000	18,000	-	20,000

Loss for the period	-	-	-	(972)	(972)

Balance, September 30, 2006	3,000,000	$3,000	$22,000	$(972)	$24,028

The accompanying notes are an integral part of these financial statements.

4

Deerfield Resources, Ltd. (An Exploration Stage Company)
Statement of Cash Flows
For the Period of June 21, 2006 (Inception) to September 30, 2006

CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(972)

Net cash used in operating activities	(972)

CASH FLOWS FROM INVESTING ACTIVITIES
Net cash provided by (used in) investing activities	-

CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of common stock for cash	25,000
Net cash provided by financing activities	25,000

Net increase (decrease) in cash and cash equivalents	24,028

Cash and cash equivalents - beginning of period	-

Cash and cash equivalents - end of period	$24,028

Supplemental Cash Flow Disclosure:
Cash paid for interest	$-
Cash paid for income taxes	$-

The accompanying notes are an integral part of these financials.

5

Deerfield Resources, Ltd. (An Exploration Stage Company)
Notes to Financial Statements
For the Period of June 21, 2006 (Inception) to September 30, 2006

1. Organization

Deerfield Resources, Ltd. (the "Company") was incorporated on June 21, 2006 in the State of Nevada, U.S.A. It is based in Collingwood, Ontario, Canada. The accounting and reporting policies of the Company conform to accounting principles generally accepted in the United States of America, and the Company's fiscal year end is September 30.

The Company is an exploration stage company that engages primarily in the acquisition, exploration and development of resource properties. The Company has the right to conduct exploration work on six mineral mining claims in White Bay, Newfoundland, Canada and has not yet determined whether these properties contain reserves that are economically recoverable. To date, the Company's activities have been limited to its formation and the raising of equity capital.

Exploration Stage Company

The Company is considered to be in the exploration stage as defined in Statement of Financial Accounting Standards (SFAS) No. 7, "Accounting and Reporting by Development Stage Enterprises," and interpreted by the Securities and Exchange Commission for mining companies in Industry Guide 7. The Company is devoting substantially all of its efforts to development of business plans and the acquisition of mineral properties.

2. Significant Accounting Policies

Use of Estimates

The preparation of the Company's financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company's periodic filings with the Securities and Exchange Commission include, where applicable, disclosures of estimates, assumptions, uncertainties and markets that could affect the financial statements and future operations of the Company.

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value. The Company had $24,028 in cash and cash equivalents at September 30, 2006.

Mineral Acquisition and Exploration Costs

The Company has been in the exploration stage since its formation in June 21, 2006 and has not yet realized any revenue from its planned operations. It is primarily engaged in the acquisition, exploration and development of mining properties. Mineral property acquisition and exploration costs are expensed as incurred. When it has been determined that a mineral property can be economically developed as a result of establishing proven and probable reserves, the costs incurred to develop such property are capitalized. Such costs will be amortized using the units-of-production method over the estimated life of the probable reserve.

Start-Up Costs

In accordance with the American Institute of Certified Public Accountants' Statement of Position 98-5, "Reporting on the Costs of Start-up Activities", the Company expenses all costs incurred in connection with the start-up and organization of the Company.

6

Deerfield Resources, Ltd. (An Exploration Stage Company)
Notes to Financial Statements
For the Period of June 21, 2006 (Inception) to September 30, 2006

2. Significant Accounting Policies - Continued

Net Income or (Loss) Per Share of Common Stock

The Company has adopted Financial Accounting Standards Board ("FASB") Statement Number 128, "Earnings per Share," ("EPS") which requires presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic EPS computation to the numerator and denominator of the diluted EPS computation. In the accompanying financial statements, basic earnings (loss) per share is computed by dividing net income/loss by the weighted average number of shares of common stock outstanding during the period.

The following table sets forth the computation of basic and diluted earnings per share:

The Company has no potentially dilutive securities, such as options or warrants, currently issued and outstanding.

Foreign Currency Translations

The Company's functional and reporting currency is the US dollar. All transactions initiated in other currencies are translated into US dollars using the exchange rate prevailing on the date of transaction. Monetary assets and liabilities denominated in foreign currencies are translated into the US dollar at the rate of exchange in effect at the balance sheet date. Unrealized exchange gains and losses arising from such transactions are deferred until realization and are included as a separate component of stockholders' equity (deficit) as a component of comprehensive income or loss. Upon realization, the amount deferred is recognized in income in the period when it is realized.

No significant realized exchange gains or losses were recorded from inception (June 21, 2006) to September 30, 2006.

Concentrations of Credit Risk

The Company's financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high credit worthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits. The Company's management plans to assess the financial strength and credit worthiness of any parties to which it extends funds, and as such, it believes that any associated credit risk exposures are limited.

7

Deerfield Resources, Ltd. (An Exploration Stage Company)
Notes to Financial Statements
For the Period of June 21, 2006 (Inception) to September 30

2. Significant Accounting Policies - Continued

Recent Accounting Pronouncements

In December 2004, the FASB issued Financial Accounting Standards No 123 (revised 2004) (SFAS 123R), "Share-Based Payment." SFAS 123R replaces SFAS No. 123, "Accounting for Stock-Based Compensation," and supersedes APB Opinion No. 25, "Accounting for Stock Issued to Employees." SFAS 123R requires compensation expense, measured as the fair value at the grant date, related to share-based payment transactions to be recognized in the financial statements over the period that an employee provides service in exchange for the award. SFAS 123R is effective in fiscal periods that begin after December 15, 2005.

In December 2004, FASB issued Financial Accounting Standards No. 153, "Exchanges of Non-monetary Assets, an amendment of APB Opinion No. 29, Accounting for Non-Monetary Transactions (SFAS 153)." This statement amends APB Opinion 29 to eliminate the exception for non-monetary exchanges of similar productive assets and replaces it with a general exception for exchanges of non-monetary assets that do not have commercial substance. Under SFAS 153, if a non-monetary exchange of similar productive assets meets a commercial-substance criterion and fair value is determinable, the transaction must be accounted for at fair value resulting in recognition of any gain or loss. SFAS 153 is effective in fiscal periods that begin after June 15, 2005.

In May 2005, the FASB issued SFAS No. 154, "Accounting Changes and Error Corrections, a replacement of APB Opinion No. 20 and FASB Statement No. 3." This statement changes the requirements for the accounting for and reporting of a change in accounting principle. Previously, Opinion 20 required that most voluntary changes in accounting principle be recognized by including in net income of the period of change the cumulative effect of changing to a new principle. This statement requires retrospective application to prior periods' financial statements of changes in accounting principle, when practicable.

In February 2006, FASB issued Financial Accounting Standards No. 155, "Accounting for Certain Hybrid Financial Instruments - an amendment of FASB Statements No. 133 and 140. This Statement amends FASB Statements No. 133, Accounting for Derivative Instruments and Hedging Activities, and No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This Statement resolves issues addressed in Statement 133 Implementation Issue No. D1, "Application of Statement 133 to Beneficial Interests in Securitized Financial Assets." SFAS 155 is effective for all financial instruments acquired or issued after the beginning of an entity's first fiscal year that begins after September 15, 2006.

In March 2006, FASB issued Financial Accounting Standards No. 156, "Accounting for Servicing of Financial Assets - an amendment of FASB Statement No. 140." This Statement amends FASB Statement No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, with respect to the accounting for separately recognized servicing assets and servicing liabilities. SFAS 156 is effective in the first fiscal year that begins after September 15, 2006.

In September 2006, FASB issued Financial Accounting Standards No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles (GAAP), and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements, the Board having previously concluded in those accounting pronouncements that fair value is the relevant measurement attribute. Accordingly, this Statement does not require any new fair value measurements. However, for some entities, the application of this Statement will change current practice. SFAS 157 is effective in the first fiscal year that begins after November 15, 2007.

8

Deerfield Resources, Ltd. (An Exploration Stage Company)
Notes to Financial Statements
For the Period of June 21, 2006 (Inception) to September 30

2. Significant Accounting Policies - Continued

Recent Accounting Pronouncements - Continued

In September 2006, FASB issued Financial Accounting Standards No. 158, "Employers' Accounting for Defined Benefit Pension and Other Postretirement Plans - an amendment of FASB Statements No. 87, 88, 106, and 132(R)." This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit postretirement plan (other than a multiemployer plan) as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions.. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit postretirement plan and to provide the required disclosures as of the end of the first fiscal year ending after December 15, 2006.

None of the above new pronouncements has current application to the Company, but will be implemented in the Company's future financial reporting when applicable.

3.          Stockholders' Equity

Authorized Stock

The Company has authorized 100,000,000 common shares and 100,000,000 preferred shares, both with a par value of $0.001 per share. Each common share entitles the holder to one vote, in person or proxy, on any matter on which action of the stockholder of the corporation is sought.

Share Issuances

On June 27, 2006 and August 1, 2006, the Company issued 1,000,000 common shares at $0.005 per share and 2,000,000 common shares at $0.01 per share, respectively, resulting in total proceeds of $25,000 and 3,000,000 common shares issued and outstanding at September 30, 2006. These shares were issued to directors and officers of the Company.

There are no preferred shares outstanding. The Company has issued no authorized preferred shares. The Company has no stock option plan, warrants or other dilutive securities.

4. Provision for Income Taxes

The Company recognizes the tax effects of transactions in the year in which such transactions enter into the determination of net income, regardless of when reported for tax purposes. Deferred taxes are provided in the financial statements under SFAS No. 109 to give effect to the resulting temporary differences which may arise from differences in the bases of fixed assets, depreciation methods, allowances, and start-up costs based on the income taxes expected to be payable in future years. Minimal exploration stage deferred tax assets arising as a result of net operating loss carryforwards have been offset completely by a valuation allowance due to the uncertainty of their utilization in future periods. Operating loss carryforwards generated during the period from June 21, 2006 (date of inception) through September 30, 2006 of approximately $972 will begin to expire in 2026. Accordingly, deferred tax assets of approximately $340 were offset by the valuation allowance.

9

Deerfield Resources, Ltd. (An Exploration Stage Company)
Notes to Financial Statements
For the Period of June 21, 2006 (Inception) to September 30, 2006

5. Subsequent Events

On October 10, 2006, the Company entered into a mineral claim purchase agreement (the Agreement) to purchase an undivided interest in six mining claims on property located in White Bay, Newfoundland Canada (the Property) for $40,000. Payments on the Property are payable as follows:

Upon signing of the agreement and transfer of title	$5,000
On or before October 10, 2007	5,000
On or before October 10, 2008	10,000
On or before October 10, 2009	10,000
On or before October 10, 2010	10,000
TOTAL	$40,000

In addition to the property payments, the Company is required to incur $50,000 of exploration work on the property over four years and to pay a 3% royalty on all mineral commodities sold from the property. This royalty shall be reduced to 1.5% upon payment to the vendor of $1,000,000 USD at any time. The vendor has recommended a work program of $15,000, which will be part of the expenditure commitment and must be completed in the first year. The program consists of surveying a control grid, soil and rock chip sampling and geological mapping.

During the period of June 21, 2006 (inception) to September 30, 2006, the Company made no payments on the Property and incurred $0 in exploration costs.

6.          Going Concern and Liquidity Considerations

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates, among other things, the realization of assets and satisfaction of liabilities in the normal course of business. As at September 30, 2006, the Company has working capital of $24,028 and an accumulated deficit of $972. The Company intends to fund operations through equity financing arrangements, which may be insufficient to fund its capital expenditures, working capital and other cash requirements for the next twelve months.

The ability of the Company to emerge from the exploration stage is dependent upon, among other things, obtaining additional financing to continue operations, explore and develop the mineral properties and the discovery, development and sale of ore reserves.

In response to these problems, management intends to raise additional funds through public or private placement offerings.

These factors, among others, raise substantial doubt about the Company's ability to continue as a going concern. The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

10

Dealer Prospectus Delivery Obligation

"Until February 21, 2007, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions."